RETROCESSION AGREEMENT

                                (the "Agreement")

                                     between

                       SCOTTISH RE LIFE (BERMUDA) LIMITED

                                     Bermuda

                                (the "Reinsurer")

                                       and

                    SECURITY LIFE OF DENVER INSURANCE COMPANY

                            (the "Retrocessionaire")



                  This Agreement is effective December 31, 2004


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                                TABLE OF CONTENTS

ARTICLE I  SCOPE OF REINSURANCE................................................1
ARTICLE II  LIABILITY..........................................................3
ARTICLE III  PREMIUMS..........................................................3
ARTICLE IV  RESERVES...........................................................4
ARTICLE V  REDUCTIONS, TERMINATION AND OTHER RETROCESSIONAL COVERAGE...........4
ARTICLE VI  CLAIMS.............................................................4
ARTICLE VII  RECAPTURE.........................................................6
ARTICLE VIII  GENERAL PROVISIONS...............................................6
ARTICLE IX  TERMINAL ACCOUNTING AND SETTLEMENT.................................9
ARTICLE X  CONFIDENTIALITY....................................................10
ARTICLE XI  INSOLVENCY........................................................11
ARTICLE XII  ARBITRATION......................................................11
ARTICLE XIII  DAC TAX.........................................................13
ARTICLE XIV  DURATION.........................................................14
ARTICLE XV  EXECUTION.........................................................15


Schedule A   Covered Individuals
Schedule B   Reinsurance Premiums, Reporting  and Settlement Procedures

THIS RETROCESSION AGREEMENT (this "Agreement"), is made and entered into as of December 31, 2004 (the "Effective Date") by and between Security Life of Denver Insurance Company, a Colorado-domiciled life insurance company (the "Retrocessionaire") and Scottish Re Life (Bermuda) Limited, a Bermuda-domiciled life insurance company (the "Reinsurer").

WHEREAS, the Retrocessionaire, Security Life of Denver International Limited, a Bermuda insurance company ("SLDI" and, together with the Retrocessionaire, the "Sellers"), and Scottish Re Group Limited (the "Purchaser"), the indirect parent corporation of the Reinsurer, Scottish Re (U.S.), Inc. and the Reinsurer, have entered into an Asset Purchase Agreement, dated as of October 17, 2004 (the "Asset Purchase Agreement"), pursuant to which the Sellers have agreed to sell, and the Purchaser has agreed to purchase, the individual life reinsurance business and certain assets of Sellers; and

WHEREAS, as contemplated by the Asset Purchase Agreement, the Reinsurer and SLDI have entered into a Coinsurance Agreement, a Coinsurance/Modified Coinsurance Agreement, and a Coinsurance Funds Withheld Agreement, each dated December 31, 2004 (the "Reinsurance Agreements"), for the reinsurance on a 100% indemnity reinsurance basis of the Insurance Contracts described therein (collectively, the "Covered Insurance Contracts"); and

WHEREAS, as further contemplated by the Asset Purchase Agreement, the Reinsurer wishes to retrocede to the Retrocessionaire, and the Retrocessionaire wishes to reinsure, on a yearly renewable term basis, a portion of the mortality risks with respect to the individuals identified on Schedule A attached hereto, as finalized in accordance with Section 1.2(b) (the "Covered Individuals") under the Covered Insurance Contracts;

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Retrocessionaire and the Reinsurer agree as follows:

                                   ARTICLE I

                              SCOPE OF REINSURANCE

1.1. Policies Reinsured. As of the Effective Date, the Retrocessionaire hereby indemnifies the Reinsurer, according to the terms and conditions of this Agreement, for the Excess Mortality Risks (as defined below).

1.2.  Coverage and Exclusions.

      (a) Only "Excess Mortality Risk" (as defined in the following sentence) with respect to any Covered Individual is reinsured under this Agreement. "Excess Mortality Risk" means death benefits payable by the Reinsurer with respect to any Covered Individual which (i) are ceded to the Reinsurer by SLDI under a Covered Insurance Contract and (ii) together with other risks retained by the Reinsurer with respect to such Covered Individual prior to the Effective Date under other reinsurance agreements would cause the amount of the Reinsurer's retained risk with respect to such Covered Individual to exceed $2,000,000 (the "Reinsurer Net Retention"). In calculating whether any risk with respect to any Covered Individual constitutes an Excess Mortality Risk, the parties


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

      shall take into consideration retrocessions of risk to third parties (by either the Reinsurer or SLDI), which shall be taken into account for this purpose without regard to actual collection. For example, a policy insuring the life of a Covered Individual that pays a death benefit of $5,000,000 will only be deemed to have Excess Mortality Risk of $1,000,000 if $2,000,000 of the risk under that policy has already been retroceded (by either the Reinsurer or SLDI) to a third party.

      (b) The parties agree that no later than June 30, 2005, they will, using the complete data shown on the Sage System at that time, mutually identify in good faith the individuals that would have been included on Schedule A if all data with respect to cessions to and retrocessions by SLDI through the Effective Date had been input into the Sage System as of the Effective Date. An individual will be included on Schedule A only if (i) there is Excess Mortality Risk with respect to such individual and (ii) there is no capacity for additional risk in the retrocession market with respect to such individual. Any dispute as to whether there is no capacity in the retrocession market with respect to a particular individual will be resolved by determining whether, at the time in question, the capacity in the retrocession market for additional risk with respect to such individual is comparable as a practical matter to the capacity in the retrocession market for additional risk on the individuals identified on Schedule A as of the Effective Date. The Reinsurer shall provide to the Retrocessionaire reasonable documentation demonstrating the absence of such retrocessional capacity with respect to any individual the Reinsurer believes should be included on the revised Schedule A. Any individuals included on the revised Schedule A pursuant to this Section 1.2(b) will thereafter be deemed Covered Individuals for all purposes of this Agreement, and any individuals not included on the revised Schedule A pursuant to this Section 1.2(b) will thereafter not be deemed Covered Individuals without regard to whether they were included on Schedule A on the Effective Date. For the avoidance of doubt, it is acknowledged and understood that if an individual for whom there would be Excess Mortality Risk had such individual been determined to be a Covered Individual dies after the Closing Date, and prior to the time of such individual's death the parties have not made a final determination as to whether such individual is a Covered Individual pursuant to the first sentence of this clause (b), such individual will be deemed to be a Covered Individual includable on Schedule A.

1.3. Plan of Reinsurance. Reinsurance under this Agreement shall be on a yearly-renewable term basis.

1.4. No Third Party Beneficiary. This Agreement is an indemnity reinsurance agreement solely between the Retrocessionaire and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall anyone other than the Retrocessionaire or the Reinsurer have any rights under this Agreement.


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

                                   ARTICLE II

                                    LIABILITY

2.1. Liability. The liability of the Retrocessionaire for the Excess Mortality Risks reinsured hereunder shall commence simultaneously with that of the Reinsurer, but in no event prior to the Effective Date of this Agreement. The reinsurance under this Agreement with respect to any Covered Individual shall remain in force without reduction as long as the liability of the Reinsurer with respect to such Covered Individual under the Covered Insurance Contracts remains in force without reduction, unless the reinsurance provided herein is terminated, reduced or recaptured as provided herein. The Retrocessionaire's liability on any business reinsured hereunder shall terminate simultaneously with that of the Reinsurer.

                                  ARTICLE III

                                    PREMIUMS

3.1. Premiums. Reinsurance premiums for coverage under this Agreement are shown in Schedule B. The Retrocessionaire shall be entitled to change such premiums no more frequently than annually by providing written notice of such change to the Reinsurer not later than sixty (60) calendar days prior to the end of any calendar year, with the specified changes to be effective as of January 1 of the following year. Any increase in such premiums shall not be in a percentage greater than the percentage increase in the market rates for similar retrocessions (taking into account the nature of the underlying risks, the level of the risk being retroceded, and any other factors appropriate to ensure reasonable comparability) since the time that the then-effective premiums became effective (a "Permitted Increase"). Any dispute as to whether any increase in premiums constitutes a Permitted Increase shall be referred to a mutually agreeable actuarial consulting firm, but the increases shall be effective and shall be paid by the Reinsurer unless and until such actuarial consulting firm determines that the increase did not constitute a Permitted Increase, in which case the parties shall make appropriate retroactive adjustments to reflect an increase deemed by the actuarial consulting firm to be a Permitted Increase and shall apply that Permitted Increase thereafter.

3.2. Payment of Premiums. Reinsurance premiums are payable in accordance with the settlement procedures specified in Schedule B.

3.3. Delayed Payment. All amounts due and payable by the Reinsurer to the Retrocessionaire under this Agreement shall be paid in accordance with the settlement procedures specified in Schedule B. Net reinsurance premiums or net death benefits which remain unpaid for more than thirty (30) days from the remit date set forth in Schedule B will incur interest from the end of the reporting period. Interest will be calculated using the 13-week Treasury Bill rate reported in the "Money Rates" section of the Wall Street Journal for the last business day of the month of that reporting period


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

3.4. Failure to Pay Premiums. The payment of reinsurance premiums is a condition precedent to the liability of the Retrocessionaire for reinsurance covered under this Agreement. In the event that reinsurance premiums are not paid within forty-five (45) days of the remit date, the Retrocessionaire will have the right to terminate the reinsurance hereunder. If the Retrocessionaire elects to exercise its right of termination, it will give the Reinsurer thirty (30) days notice of its intention to terminate said reinsurance. Such notice will be sent by certified mail. If all reinsurance premiums in arrears, including any which may become in arrears during the thirty (30) day period and any interest thereon, are not paid before the expiration of said period, the Retrocessionaire will be relieved of all liability under this Agreement as of the last date on which premiums have been paid. This Agreement may be reinstated within sixty (60) days of the date of the termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon.

                                   ARTICLE IV

                                    RESERVES

4.1. Reserve Credit. The parties intend that the Reinsurer will receive any required statutory reserve credit in Bermuda for the insurance risks ceded to the Retrocessionaire. The Retrocessionaire agrees that it will take commercially reasonable steps to provide the Reinsurer with the basis upon which to take such credit (if any), including, if necessary, establishing a trust account for this purpose.


                                   ARTICLE V

            REDUCTIONS, TERMINATION AND OTHER RETROCESSIONAL COVERAGE

5.1. Reductions and Terminations. In the event of the reduction or termination of the amount of the risk covered by the Covered Insurance Contracts with respect to any Covered Individual, the Reinsurer will reduce or terminate the reinsurance on that life, effective on the same date. The Retrocessionaire will refund any unearned reinsurance premiums with respect to such reduction or termination.

5.2. Other Retrocessional Coverage. On and after the Effective Date, the Reinsurer agrees to use commercially reasonable efforts to obtain retrocessional coverage on the Excess Mortality Risk to be effective as of the Effective Date, or as soon as reasonably possible thereafter, from third party reinsurers at rates and terms that are, within the reasonable discretion of the Reinsurer, commercially reasonable.

                                   ARTICLE VI

                                     CLAIMS

6.1. Claims. Claims covered under this Agreement include only death benefits payable with respect to Excess Mortality Risks. The Retrocessionaire will accept the decision of the


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

      Reinsurer on payment of a claim with respect to any Covered Individual under a Covered Insurance Contract; provided that the Reinsurer shall adjudicate such claim in good faith.

6.2. Notice. The Reinsurer will provide the Retrocessionaire with a summary of claims received with respect to the Covered Individuals under the Covered Insurance Contracts no less frequently than on a quarterly basis.

6.3. Proofs of Loss. Upon request, the Reinsurer will promptly provide to the Retrocessionaire the proper claim proofs, including a copy of the proof of payment by the Reinsurer and a copy of the insured's death certificate. For contested claims, the Reinsurer will also send to the Retrocessionaire, upon request, a copy of all underwriting papers and investigation reports.

6.4. Liability. The Reinsurer's contractual liability for claims on policies reinsured under this Agreement is binding on the Retrocessionaire; provided, however, for contested claims, the Reinsurer will consult with the Retrocessionaire.

      The total reinsurance recoverable by the Reinsurer from all retrocessionaires will not exceed the Reinsurer's total liability with respect to the Covered Individuals. The maximum reinsurance death benefit payable to the Reinsurer under this Agreement with respect to any Covered Individual is the Excess Mortality Risk specifically reinsured with the Retrocessionaire. The Retrocessionaire will also pay its proportionate share of interest payable by the Reinsurer with respect to death benefits.

6.5. Settlement. The Retrocessionaire will pay the reinsured death benefits in a single sum in accordance with the settlement procedures set forth in Schedule B.

6.6. Misrepresentation or Suicide. If the Reinsurer is obligated to return premiums as a result of misrepresentation or suicide of any Covered Individual under a Covered Insurance Contract, the Retrocessionaire will refund to the Reinsurer all reinsurance premiums received with respect to such Covered Individual in lieu of any other form of reinsurance benefit payable under this Agreement.

6.7. Misstatement. In the event of an increase in the amount of the Reinsurer's liability with respect to any Covered Individual under a Covered Insurance Contract due to a misstatement of age or sex, the Retrocessionaire's liability will increase automatically. Reinsurance premiums will be adjusted from the inception of the policy, and any difference will be settled without interest.

6.8. Reinsurance Conditions. The reinsurance provided hereunder is subject to the same limitations and conditions as the terms and limitations in the Covered Insurance Contracts except as otherwise provided herein.

6.9. Extra-Contractual Damages. The Retrocessionaire will not participate in Punitive or Compensatory Damages or Statutory Penalties that are awarded or imposed with respect to any Covered Individual under a Covered Insurance Contract.

For purposes of this Article the following definitions will apply:


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

"Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute;

"Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute;

"Statutory Penalties" are those amounts awarded as a penalty, but are fixed in amount by statute.

                                   ARTICLE VII

                                    RECAPTURE

7.1. Recapture. Upon sixty (60) days advance written notice to the Retrocessionaire, the Reinsurer may recapture liabilities ceded under this Agreement. If the Reinsurer increases the Reinsurer Net Retention, the Excess Mortality Risks reinsured under this Agreement will be correspondingly reduced. The Reinsurer will effectuate the recapture required by the preceding sentence prior to recapturing any risk ceded to any other retrocessionaire with respect to the Covered Individuals.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.1. Currency. All payments under this Agreement will be made in United States currency. All amounts expressed in this Agreement and in any reports produced by either the Reinsurer or the Retrocessionaire will be expressed in United States currency.

8.2. Any debits or credits incurred on and after the Effective Date in favor of or against either the Reinsurer or Retrocessionaire with respect to this Agreement or any other reinsurance agreements or trust agreements that constitute Related Agreements (as such term is defined in the Asset Purchase Agreement) or otherwise are deemed mutual debits or credits, as the case may be, and shall be set off and recouped, and only the net balance shall be allowed or paid. This Section 8.2 shall apply notwithstanding the existence of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Reinsurer or the Retrocessionaire.

8.3. Premium Tax. The Retrocessionaire will not reimburse the Reinsurer for premium taxes.

8.4. Consent to Jurisdiction. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal Court sitting in Delaware, over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that final judgment in any such action, suit or proceeding brought in


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

      any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.

8.5. Errors and Oversights. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided, further, that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (a) the failure of either party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (b) such failure to comply is promptly rectified, both parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

8.6. Inspection of Records. Upon reasonable notice, the Reinsurer or the Retrocessionaire (or their respective duly authorized representatives) may, at the expense of the requesting party, inspect the original papers and any and all other books or documents relating to or affecting reinsurance under this Agreement during normal business hours at the home office of the other.

8.7. Amendments; Entire Agreement. This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement, the Asset Purchase Agreement, the other Related Agreements (as such term is defined in the Asset Purchase Agreement and that certain confidentiality agreement dated May 4, 2004 by and between ING America Insurance Holdings, Inc. and Scottish Re Group Limited and other documents delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements understanding negotiations, discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.

8.8. Assignment. This Agreement may not be assigned by either party without the written consent of the other. This Agreement is binding on the parties and their respective successors and permitted assignees.

8.9. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be delivered personally, sent by registered or certified, postage prepaid, or by overnight courier with written confirmation of delivery. Any such notice shall be deemed given when so delivered personally, or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

      if to the Retrocessionaire:


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

           Security Life of Denver Insurance Company
           Attention: President
           c/o ING North America Insurance Corporation
           5780 Powers Ferry Road NW
           Atlanta, GA 30327

      with a copy to:
           B. Scott Burton
           Corporate General Counsel
           ING North America Insurance Corporation
           5780 Powers Ferry Road
           NW Atlanta, GA 30327

      and
           David A. Massey, Esq.
           Sutherland Asbill & Brennan LLP
           1275 Pennsylvania Ave., NW
           Washington, DC 20004-2415


      if to the Reinsurer:

           Scottish Re Life (Bermuda) Limited
           Crown House, Third Floor
           4 Par-la-Ville Road
           Hamilton, HM 12
           BERMUDA
           Attention: General Counsel

      with a copy to:

           Scottish Re (U.S.), Inc.
           13840 Ballantyne Corporate Place, Suite 500
           Charlotte, NC 28277
           Attention:  General Counsel

      and a copy to:

           LeBoeuf, Lamb, Greene & MacRae, L.L.P.
           125 West 55th Street
           New York, NY  10005
           Attention:  Stephen G. Rooney

Either party hereto may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 8.9.


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

8.10. Governing Law and Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws. This Agreement is a freely negotiated contract between the Reinsurer and the Retrocessionaire and will not be construed against either party because such party drafted this Agreement.

8.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

8.12. Captions and Schedules. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. The schedules attached hereto are a part of this Agreement.

8.13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.


                                   ARTICLE IX

                       TERMINAL ACCOUNTING AND SETTLEMENT

9.1. Terminal Accounting. In the event that all of the reinsurance under this Agreement is terminated, a terminal accounting and settlement shall take place.

9.2. Date of Termination. The effective date of termination shall be the end of the accounting period in which termination is effective. The terminal accounting date shall be the effective date of termination or such other date as shall be mutually agreed to in writing.

9.3. Settlement. The terminal accounting and settlement shall consist of the settlements as provided in Schedule B, computed as of the terminal accounting date.

      If the calculation of the terminal accounting and settlement produces an amount due the Reinsurer, such amount shall be paid by the Retrocessionaire to the Reinsurer.


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

      If the calculation of the terminal accounting and settlement produces an amount due the Retrocessionaire, such amount shall be paid by the Reinsurer to the Retrocessionaire.

9.4. Supplementary Accounting and Settlement. In the event that, subsequent to the terminal accounting and settlement as above provided, a change is made with respect to any amount taken into account pursuant to Schedule B, a supplementary accounting shall take place. Any amount owed to the Reinsurer or from the Reinsurer by reason of such supplementary accounting shall be paid promptly upon the completion thereof.

                                    ARTICLE X

                                 CONFIDENTIALITY

      The parties agree that, other than as contemplated by this Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement, the parties will keep confidential and will not use or disclose the other party's Confidential Information and the terms and conditions of this Agreement, including, without limitation, the exhibits and schedules hereto, except as otherwise required by Applicable Law or any order or ruling of any state insurance regulatory authority, the Securities and Exchange Commission or any other Governmental Authority. The confidentiality obligations contained in this Agreement or in any other agreement between the parties hereto, as they relate to the reinsurance hereunder, shall not apply to the federal tax structure or federal tax treatment of this Agreement and each party hereto may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of this Agreement; provided, that such disclosure may not be made until the earliest of (x) the date of the public announcement of discussions relating to this Agreement, (y) the date of the public announcement of this Agreement, or
      (z) the date of the execution of this Agreement. The preceding sentence is intended to cause this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under
      Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. Subject to the provision with respect to disclosure in the first sentence of this subsection (b), each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of this Agreement or any federal tax matter or federal tax idea related to this Agreement.

      For purposes of this Article X, "Confidential Information" shall mean all documents and information concerning one party, any of its Affiliates, the Excess Mortality Risks, the Covered Individuals or the Covered Insurance Contracts, including any information relating to any person insured directly or indirectly under the Covered Insurance Contracts, furnished to the other party or such other party's Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, except that Confidential Information shall not include information which:
      (a) at the time of disclosure or thereafter is generally available to and known by the public other than by way of a wrongful disclosure by a party hereto or by any representative of a party hereto; (b) was available on a nonconfidential basis from a source other than the parties hereto or their representatives, provided that such source is not and was not bound by a confidentiality agreement with a party hereto; or (c) was independently developed without violating any obligations under this Agreement and without the use of any Confidential Information.

                                   ARTICLE XI

                                   INSOLVENCY

11.1. Insolvency of the Reinsurer. In the event of the insolvency of the Reinsurer, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Retrocessionaire directly to the Reinsurer or to its statutory liquidator, receiver or statutory successor on the basis of the liability of the Reinsurer with respect to the Covered Individuals under the Covered Insurance Contracts without diminution because of the insolvency of the Reinsurer. It is understood, however, that in the event of the insolvency of the Reinsurer, the liquidator, receiver or statutory successor of the Reinsurer shall give written notice of the pendency of a claim against the Reinsurer with respect to a Covered Individual under a Covered Insurance Contract within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Reinsurer or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Retrocessionaire shall be chargeable, subject to court approval, against the Reinsurer as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Reinsurer solely as a result of the defense undertaken by the Retrocessionaire.

11.2. Insolvency of the Retrocessionaire. In the event of the insolvency of the Retrocessionaire, the Reinsurer may, upon giving thirty (30) days written notice to the Retrocessionaire, its liquidator, receiver or statutory successor, recapture all of the business reinsured under this Agreement.

                                   ARTICLE XII

                                   ARBITRATION

12.1. Arbitration.

          (a) After the Closing Date, any dispute between the parties with respect to the calculation of amounts that are to be calculated, reported, or that may be audited pursuant to this Agreement (other than disputes relating to:
(i) the SLDI Closing Statement and the assets to be transferred to the Reinsurer, the SLDI Reserve Trust Account and the SLDI Security Trust Account pursuant to Article II of the Asset Purchase Agreement, which shall be resolved in accordance with the Asset Purchase Agreement; (ii) calculations relating to DAC tax, which shall be resolved in accordance with Article XIII hereof, or
(iii) matters relating to whether a


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

Triggering Event (as defined in each Reinsurance Agreement) has occurred), shall be decided through negotiation and, if necessary, arbitration as set forth in
Section 12.2.

          (b) The parties intend this Section 12.1 to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by Section 7.01(a), the other party may request the court specified in Section 8.4 to compel arbitration in accordance with the Federal Arbitration Act.

12.2. Arbitration Procedure.

          (a) The Reinsurer and Retrocessionaire intend that any dispute between them arising under this Agreement (excluding those disputes identified in Section 12.1(a)) be resolved without resort to any litigation. Accordingly, the Reinsurer and Retrocessionaire agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty (60) calendar days (or such longer period as the parties may agree) after commencing such negotiations, the Reinsurer and Retrocessionaire agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the Commercial Arbitration Rules of the American Arbitration Association.

          (b) The arbitration hearing will be before a panel of three disinterested arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company familiar with the life reinsurance business, or other professionals with experience in life insurance or reinsurance, provided that such professionals shall not have performed services for either party within the previous five (5) years, and provided further that no arbitrator shall be a former employee of the Reinsurer or any of its Affiliates. The Reinsurer and Retrocessionaire will each appoint one arbitrator by written notification to the other party within thirty (30) calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty (60) calendar days after the date of the mailing of the notification initiating arbitration.

          (c) If either the Reinsurer or Retrocessionaire fails to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association will appoint the necessary arbitrators within thirty (30) calendar days after the request to do so.

          (d) The arbitrators shall base their decision on the terms and conditions of this Agreement. However, if the terms and conditions of this Agreement do not explicitly dispose of an issue in dispute between the parties, the arbitrators may base their decision on the customs and practices of the life insurance and life reinsurance industry together with an interpretation of the law. The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators. The place of arbitration will be determined by the arbitrators. Each decision (including without limitation each award) of the arbitrators will be final and binding on all parties and will be nonappealable, except that (at the request of either the Reinsurer or Retrocessionaire) any award of the arbitrators may be confirmed (or, if appropriate, vacated) by a judgment entered by the court specified in Section
8.4. No such award or judgment will bear


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

interest except as provided in Section 3.3. In no event may the arbitrators award punitive or exemplary damages. Each party will be responsible for paying
(a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and
(b) one-half of the fees and expenses charged by each arbitrator.

                                  ARTICLE XIII

                                     DAC TAX

13.1. Election.

          (a) All uncapitalized terms used herein shall have the meanings set forth in the regulations under Section 848 of the Code.

          (b) Each of the Reinsurer and the Retrocessionaire acknowledges that it is subject to taxation under Subchapter L of the Code and hereby makes the election contemplated by Section 1.848-2(g)(8) of the Treasury Regulations with respect to this Agreement. Each of the Reinsurer and the Retrocessionaire (i) agrees that such election is effective for the taxable year of each party that includes the Effective Date and for all subsequent years during which this Agreement remains in effect and (ii) warrants that it will take no action to revoke the election.

          (c) Pursuant to Section 1.848-2(g)(8) of the Treasury Regulations, each of the Reinsurer and the Retrocessionaire hereby agrees (i) to attach a schedule to its federal income tax return for its first taxable year ending on or after the Effective Date that identifies this Agreement as a reinsurance agreement for which the joint election under Section 1.848-2(g)(8) has been made, (ii) that the party with net positive consideration for this Agreement for each taxable year will capitalize its specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of
Section 848(c)(1) of the Code, and (iii) to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service. The Retrocessionaire shall prepare and execute duplicate copies of the schedule described in the preceding sentence as soon as practicable after the Effective Date and submit them to the Reinsurer for execution. The Reinsurer shall execute the copies and return one of them to the Retrocessionaire within thirty (30) calendar days of the receipt of such copies.

          (d) The Reinsurer shall submit a schedule to the Retrocessionaire by May 1 of each year of its calculation of the net consideration under this Agreement for the preceding taxable year. This schedule of calculations shall be accompanied by a statement signed by an authorized representative of the Reinsurer stating that the Reinsurer shall report such net consideration in its federal income tax return for the preceding taxable year.

          (e) The Retrocessionaire may contest such calculation by providing an alternative calculation to the Reinsurer in writing within thirty (30) calendar days after the date on which the Retrocessionaire receives the Reinsurer's calculation. If the Retrocessionaire does not so notify the Reinsurer, the Retrocessionaire shall report the net consideration under this Agreement as determined by the Reinsurer in the Retrocessionaire's federal income tax return for the preceding taxable year.


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

          (f) If Retrocessionaire contests the Reinsurer's calculation of the net consideration under this Agreement, the parties shall act in good faith to reach an agreement as to the correct amount of net consideration within thirty
(30) calendar days after the date on which the Retrocessionaire submits its alternative calculation. If Retrocessionaire and the Reinsurer reach an agreement as to the amount of net consideration under this Agreement, each party shall report such amount in its federal income tax return for the preceding taxable year.

          If, during such period, Retrocessionaire and the Reinsurer are unable to reach an agreement, they shall promptly thereafter cause Deloitte & Touche USA LLP (the "Independent Accountants") to promptly review (which review shall commence no later than five (5) calendar days after the selection of the Independent Accountants) this Agreement and the calculations of Retrocessionaire and the Reinsurer for the purpose of calculating the net consideration under this Agreement. In making such calculation, the Independent Accountants shall consider only those items or amounts in the Reinsurer's calculation as to which the Retrocessionaire has disagreed.

          The Independent Accountants shall deliver to Retrocessionaire and the Reinsurer, as promptly as practicable (but no later than thirty (30) calendar days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in the Reinsurer's calculation delivered pursuant to
Section 13.1(d) and the amount thereof shown in Retrocessionaire's calculation delivered pursuant to Section 13.1(e). Such report shall be final and binding upon Retrocessionaire and the Reinsurer. The fees, costs and expenses of the Independent Accountants shall be borne (i) by the Reinsurer if the difference between the net consideration as calculated by the Independent Accountants and the Reinsurer's calculation delivered pursuant to Section 13.1(d) is greater than the difference between the net consideration as calculated by the Independent Accountants and Retrocessionaire's calculation delivered pursuant to
Section 13.1(e), (ii) by the Retrocessionaire if the first such difference is less than the second such difference, and (iii) otherwise equally by Retrocessionaire and the Reinsurer.



                                   ARTICLE XIV

                                    DURATION

14.1. Duration. Except as otherwise provided herein, this Agreement shall be unlimited in duration. The obligations of the Retrocessionaire under this Agreement shall terminate at such time as there is no Excess Mortality Risk on a Covered Individual (taking into account the then current Reinsurer Net Retention), and all amount due the parties hereunder have been settled.

14.2. Survival. Notwithstanding the other provision of this Article, the terms and conditions of Articles VI, VIII, X and XII shall remain in full force and effect after the termination of this Agreement.


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


                                   ARTICLE XV

                                    EXECUTION

      IN WITNESS OF THE ABOVE, this Agreement is signed in duplicate on the dates indicated to be effective as of December 31, 2004.

SCOTTISH RE LIFE (BERMUDA) LIMITED

By:  /s/ Elizabeth Murphy
     --------------------------------------
Title:  CFO
       ------------------------------------
Date:  December 31, 2004
      -------------------------------------


SECURITY LIFE OF DENVER INSURANCE COMPANY

By:  /s/ Mark Tullis
     --------------------------------------
Title:  Mark Tullis, President
       ------------------------------------
Date:  December 31, 2004
      -------------------------------------


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